Exhibit 21.01

SUBSIDIARIES

NAME OF THE SUBSIDIARY	STATE OF INCORPORATION
Adesso-Madden, Inc.	New York
BA Brand Holdings LLC	New York
BAI Holding, LLC	New York
B.D.S., Inc.	Delaware
Big Buddha, Inc.	California
BJ Acquisition LLC	Delaware
Cejon, Inc.	New Jersey
Comercial Diecesiette S.A. de C.V.	Mexico
DANIELBARBARA Enterprises LLC	New York
Daniel M. Friedman & Associates, Inc.	New York
Diva Acquisition Corp.	Delaware
Dolce Vita Holdings, Inc.	Washington
Five Towns Records LLC	New York
Madden International Ltd.	Hong Kong
Maddman Productions LLC	New York
Madlove LLC	New York
Maximus Designer Shoes	Mexico
Quinby Ridge Enterprises LLC	Delaware
Schwartz & Benjamin, Inc.	New York
SML Canada Acquisition Corp.	Canada
SML Holdings S.a.r.l	Luxembourg
Steven Madden Retail, Inc.	Delaware
Stevies, Inc.	Delaware
The Topline Corporation	Washington
Trendy Imports S.A. de C.V.	Mexico